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                                 EXHIBIT 23(a)
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                      CONSENT OF INDEPENDENT ACCOUNTANTS





To the Board of Directors
Life Technologies, Inc.

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Life Technologies, Inc., pertaining to the Life Technologies, Inc. 1997 Long-Term Incentive Plan of our report dated January 24, 1997, on our audits of the consolidated financial statements of Life Technologies, Inc. as of December 31, 1996 and 1995, and for the years ended December 31, 1996, 1995 and 1994, which report is included in the Life Technologies, Inc. Annual Report on Form 10-K for the year ended December 31, 1996.






                                              /s/ Coopers & Lybrand L.L.P.
                                             -----------------------------



Rockville, Maryland
June 6, 1997